Exhibit 10.15

E2OPEN PARENT HOLDINGS, INC.

EXECUTIVE

SEVERANCE PLAN

Effective February 4, 2021

E2OPEN PARENT HOLDINGS, INC.

EXECUTIVE SEVERANCE PLAN

ARTICLE I

DEFINITIONS

1.1 “Affiliate” means a parent or subsidiary corporation of the Company, as defined in Section 424 of the Code (substituting “Company” for “employer corporation”), any other entity that is a parent or subsidiary of the Company, including a parent or subsidiary which becomes such after the Effective Date of the Plan.

1.2 “Annual Compensation Amount” means the sum of an Eligible Employee’s Base Salary and Bonus Amount, in each case, as in effect immediately prior to the Termination Date and determined without giving effect to any reduction which is alleged to constitute Good Reason.

1.3 “Annual Target Compensation” means the sum of an Eligible Employee’s (a) Base Salary, (b) Bonus Amount and (c) LTI Amount.

1.4 “Base Salary” means an Employee’s annual base salary and does not include any other compensation including but not limited to incentive bonuses, car allowances or any other type of perquisites or benefits.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Bonus Amount” means an Eligible Employee’s target annual cash bonus.

1.7 “Cause” means (a) the Employee’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving any member of the Company Group) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Employee’s duties to any member of the Company Group, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of any member of the Company Group, (b) conduct of the Employee, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of any member of the Company Group, (c) any material violation of the policies of any member of the Company Group, including, but not limited to, those relating to sexual harassment, ethics, discrimination, or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of any member of the Company Group; (d) the Employee’s act(s) of negligence or willful misconduct in the course of his or her employment or service with any member of the Company Group; (e) misappropriation by the Employee of any assets or business opportunities of any member of the Company Group; (f) embezzlement or fraud committed by the Employee, at the Employee’s direction, or with the Employee’s prior actual knowledge; or (g) willful neglect in the performance of the Employee’s duties for any member of the Company Group or willful or repeated failure or refusal to perform such duties, in each case, except where the Employee has a good faith basis to refuse to perform a directive of the Board where such action would be illegal or in violation of Company policy.  If, subsequent to the Termination of an Employee for any reason other than by a member of the Company Group for Cause, it is discovered that the Employee’s employment or service could have been terminated for Cause, such Employee’s employment or service shall, at the discretion of the Compensation Committee, be deemed to have been terminated by the Company Group for Cause for all purposes under the Plan, and the Employee shall be required to repay or return to the Company all severance benefits received by him or her as set forth in Article III.

1.8 “Change in Control” means any of the following:

(1)a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than a member of the Company Group, an employee benefit plan sponsored or maintained by a member of the Company Group (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(2)the date, within any consecutive twenty-four (24)-month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose nomination for election by the Company’s stockholders or appointment was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3)the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the company or the companies resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company , and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii) and (iii) above shall be a “Non-Control Transaction”); or

(4)the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

1.9 “Change in Control Period” means the period commencing on the effective date of a Change in Control and ending two (2) years after the effective date of a Change in Control.

1.10 “Change in Control Termination” means any termination of employment of an Eligible Employee (a) either (i) by a member of the Company Group (other than for Cause and other than due to such Eligible Employee’s death or Disability), or (ii) by an Eligible Employee for Good Reason or (b) at the request of an acquirer or potential acquirer in connection with, or prior to, a Change in Control, provided, that, any termination of the employment of an Eligible Employee will not be considered a Change in Control Termination if the Eligible Employee is offered Comparable Employment by any member of the Company Group, or any of their respective successors, regardless of whether the Eligible Employee accepts such offer of employment.

1.11 “Code” means the Internal Revenue Code of 1986, as amended.

1.12 “Company” means E2open Parent Holdings Inc.

1.13 “Company Group” means the Company and its Affiliates.

1.14 “Comparable Employment” means employment on terms which provide (a) the same or greater rate of Annual Target Compensation as in effect immediately prior to such offer, (b) substantially the same, equivalent or higher job title and level of responsibility as the Eligible Employee had prior to the offer, disregarding any adjustment to the Eligible Employee’s job title or level of responsibility to reflect the Eligible Employee’s placement within the overall organizational hierarchy due to the Company becoming a business unit of the Company’s successor or an acquirer in a Change in Control, and (c) a principal work location that is both (i) no more than fifty (50) miles from the Eligible Employee’s then-current office location and (ii) does not materially increase such Eligible Employee’s travel time from his or her then-current residence (other than in connection with any teleworking or other arrangement related to a public health or safety emergency).

1.15 “Disability” means that the Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of whether an individual has a Disability shall be determined under procedures established by the Plan Administrator.  The Plan Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company Group in which the Employee participates.

1.16 “Effective Date” means February 4, 2021.

1.17 “Eligible Employee” means the Chief Executive Officer and each of his or her direct reports.  In addition, the Plan Administrator, in its sole discretion, may select additional Employees of the Company to participate in the Plan via written agreement.  Any determination of whether an individual is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion.

1.18 “Employee” means any individual who is employed full-time by the Company and who is regularly scheduled to work at least 37-1/2 hours per week for the Company.

1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.21 “Good Reason” means the occurrence of any one or more of the following without the Eligible Employee’s written consent: (a) a ten-percent (10%) or greater reduction in the Eligible Employee’s then-current Annual Compensation Amount or a fifteen-percent (15%) or greater reduction in the Eligible Employee’s then-current Annual Target Compensation (other than (i) a reduction in the Eligible Employee’s then-current Annual Compensation Amount or Annual

Target Compensation in connection with an across-the-board reduction for all Eligible Employees, (ii) a temporary reduction in the Eligible Employee’s then-current Annual Target Compensation due to reasonably unforeseeable circumstances that materially impact the Company’s business or operations or (iii) a reduction in the Eligible Employee’s Annual Target Compensation in a particular fiscal year due to the expiration of a special, one-time increase in the Eligible Employee’s Annual Target Compensation applicable to the immediately prior fiscal year); (b) a material diminution in the Eligible Employee’s authorities, duties, or responsibilities (other than as a result of the Company ceasing to be a publicly traded company), or the assignment to the Eligible Employee of duties inconsistent with the Eligible Employee’s then-current authorities, duties or responsibilities; (c) the Company’s requiring the Eligible Employee to be based at an office location that is at least fifty (50) miles from his or her then-current office location and that materially increases such Eligible Employee’s travel time from his or her then-current residence (other than in connection with any teleworking or other arrangement related to a public health or safety emergency); or (d) failure of any successor of the Company to assume the Plan; provided, that the Eligible Employee may not rely on any particular action or event as a basis for terminating his or her employment due to Good Reason unless he or she delivers a notice based on that action or event within thirty (30) days after its occurrence and the Company has failed to correct the circumstances cited by the Eligible Employee as constituting Good Reason within thirty (30) days of receiving such notice, and the Eligible Employee terminates employment within ten (10) days following the Company’s failure to correct. However, no event shall be considered to constitute Good Reason if the Eligible Employee is offered Comparable Employment with respect to his or her position, determined without giving effect to the events allegedly constituting Good Reason, by the Company Group, regardless of whether the Eligible Employee accepts such offer of employment.

1.22 “LTI Amount” means an Eligible Employee’s target annual long-term equity incentive compensation opportunity as established by the Compensation Committee and, as applicable, reported in the Compensation Discussion & Analysis (CD&A) section of the Company’s annual proxy statement.

1.23 “Non-Change in Control Termination” means any termination of employment of an Eligible Employee (a) either (i) by a member of the Company (other than for Cause and other than due to such Eligible Employee’s death), (ii) by an Eligible Employee for Good Reason, in each case outside of the Change in Control Period, or (iii) due to the Eligible Employee’s Disability, provided, that, any termination of the employment of an Eligible Employee will not be considered a Non-Change in Control Termination if the Eligible Employee is offered Comparable Employment by any member of the Company Group, or any of their respective successors, regardless of whether the Eligible Employee accepts such offer of employment.

1.24 “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

1.25 “Plan” means this E2open Parent Holdings, Inc. Executive Severance Plan, as amended from time to time.

1.26 “Plan Administrator” means the Compensation Committee of the Board (the “Compensation Committee”), unless and until the Board designates another committee of the

Board to serve in such capacity. The Compensation Committee may delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both.

1.27 “Section 409A” refers to Section 409A of the Code.

1.28 “Termination Date” means the date on which a Change in Control Termination or Non-Change in Control Termination occurs. For the avoidance of doubt, the determination of the Termination Date shall be made consistent with the definition of “separation from service” under Section 409A.

ARTICLE II

GENERAL SEVERANCE BENEFIT

2.1 Severance Benefit.  The Company shall provide the severance benefits as set forth in Article III (the “Severance Benefits”) to Eligible Employees, pursuant to the terms, conditions and limitations set forth in the Plan and subject to the execution and non-revocation of a Release and Non-Competition Agreement by the Eligible Employee in accordance with Section 3.5.  After the Effective Date of the Plan, the Plan supersedes all prior practices, policies, procedures, plans or agreements relating to severance benefits from the Company Group or any member or predecessor entities thereof that would result in any duplication of benefits.

ARTICLE III SEVERANCE BENEFITS

3.1 Severance Benefits. Except as otherwise provided herein, an Eligible Employee shall be entitled to the following Severance Benefits under the Plan if such Eligible Employee experiences a Change in Control Termination or Non-Change in Control Termination (each, a “Qualifying Termination”), in each case, payable in cash in a single lump sum in accordance with Section 3.7 of the Plan, subject to any applicable withholding taxes (as applicable, the “Cash Severance Amount”).

Qualifying Termination	Cash Severance Amount
Non-Change in Control Termination	1.0x Annual Compensation Amount
Change in Control Termination	2.0x Annual Compensation Amount

The Plan Administrator, in its sole discretion, shall determine the amount of Severance Benefits, if any, for an Eligible Employee who is selected to participate in the Plan after the Effective Date.

3.2 Annual Bonus.  If an Eligible Employee experiences a Non-Change in Control Termination or Change in Control Termination and on the Termination Date was a participant in a performance based annual cash bonus plan or other similar agreement or arrangement with the Company in respect of the fiscal year in which the Termination Date occurs, the Eligible Employee shall receive a payment equal to the annual target bonus, calculated based on actual performance during the applicable performance period as though such Eligible Employee continued in the employment of the Company. Such payment shall be prorated based on the number of days during the applicable performance period that the Eligible Employee was employed by the Company, and paid at such time that annual bonuses are paid to active employees of the Company.

3.3 Welfare Benefits.  After the Termination Date, subject to the Eligible Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), coverage under the Company medical, vision, dental and prescription benefits will continue to be available to the Eligible Employee and his/her covered dependents by the Company for a period until the earlier of (i) eighteen (18) months following the Termination Date and (ii) the first day the Eligible Employee becomes eligible for comparable benefits under the welfare benefit plans of a subsequent employer (such date, the “COBRA Subsidy Cessation Date”), during which period the Eligible Employee will be responsible for the payment of the same amount of premiums for such coverage as would be paid by a similarly situated full-time employee of the Company, and the Company will pay all additional premium amounts; provided, that, the Eligible Employee is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 3.3 of the Plan to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). Following the COBRA Subsidy Cessation Date and for the remainder of the eighteen (18) month period described above, if any, the Eligible Employee will be responsible for the full cost of any premiums associated with such coverage, in such amount as determined by the Plan Administrator. The Plan Administrator has the right to modify or terminate such benefits or to increase the associated costs of such benefits if such benefits are modified or terminated or the costs are increased with respect to similarly situated employees employed by the Company. Nothing in the Plan shall be construed to limit the right of any Eligible Employee to any benefits under COBRA. Except as set forth above, after the Termination Date, the Eligible Employee will not be entitled to participate in any other health or welfare benefits, or insurance plans, maintained by the Company.

3.4 Release and Other Agreements.  Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving any Severance Benefits under the Plan, an Eligible Employee who is otherwise entitled to receive benefits under the Plan must (a) execute and not revoke a release of claims attached hereto as Annex A (the “Release and Non-Competition Agreement”), including any restrictive covenants contained therein, and such other documents and agreements as reasonably required by the Plan Administrator, in the form and pursuant to the procedures reasonably established by the Plan Administrator, and (b) return to the Company all confidential information of the Company, Company property, Company assets, written, recorded or computer-readable information or materials (including copies thereof) regarding the Company, Company equipment (including computer hardware or software and/or any memory storage devices), keys, credit cards and identification. If an Eligible Employee fails to properly execute such Release and Non-Competition Agreement and other documents or agreements within 45 days following receipt thereof, the Eligible Employee shall not be entitled to any payments or benefits under the Plan.

3.5 Voluntary Termination/Employee’s Death or Disability.  An Eligible Employee who voluntarily terminates employment with the Company shall receive no payments or benefits under the Plan except as otherwise specifically provided in this Plan or by the Plan Administrator. An Employee will not be considered to have voluntarily terminated employment if such employee terminates employment due to Good Reason whether during or outside a Change in Control Period. Further, no benefits will be paid under this Plan if the Eligible Employee’s termination of employment occurs following such Eligible Employee’s death or during such Eligible Employee’s Disability.

3.6 Termination for Cause.  The Plan Administrator shall have absolute discretion to determine whether an Eligible Employee has been terminated for Cause. If the Plan Administrator determines that an otherwise Eligible Employee has been terminated for Cause, such Eligible Employee shall receive no payments or benefits under the Plan. If after termination it is determined that an Employee that is receiving severance benefits under this Plan could have been terminated for Cause, the Plan Administrator shall have absolute discretion and right to terminate the Release and Non-Competition Agreement with that Employee, cease making any remaining severance payments due under the Plan and/or recover from such Employee any previously made severance payments made under the Plan.

3.7 Form of Benefit.  Provided a Release and Non-Competition Agreement has been delivered by the Eligible Employee and not revoked in accordance with the terms of such Release and Non-Competition Agreement, and subject to Section 5.13 of the Plan and continued compliance with the restrictive covenants set forth in the Release and Non-Competition Agreement, the Severance Benefits hereunder shall commence, and the applicable Cash Severance Amount under Section 3.1 of the Plan shall be paid, on the first day of the payroll period immediately following both (a) the Termination Date and (b) the date on which the Release and Non-Competition Agreement becomes effective and non-revocable (the “Payment

Commencement Date”), provided, that if the consideration and revocation periods set forth in the Release and Non-Competition Agreement begin in one calendar year and end in a second calendar year, then such Payment Commencement Date shall not occur before the first day in the second of such two calendar years.

3.8 No Other Benefits.  An Employee who receives Severance Benefits will not be eligible to continue participation as an active employee in the qualified retirement plans maintained by the Company and no service will be counted with respect to vesting under any other Company plan including without limitation any bonus and/or equity incentive plans. However, all amounts previously deferred or accrued to the benefit of the Eligible Employee under any nonqualified deferred compensation plan sponsored by the Company (including, without limitation, any vested amounts deferred under incentive plans) together with any accrued earnings thereon, shall be paid in accordance with the terms of such plan.

ARTICLE IV

LIMITATION ON PAYMENTS

4.1 Excess Parachute Payments.  Notwithstanding any other provision of the Plan, in the event that an Eligible Employee becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under the Plan or under any other plan, agreement or arrangement with any member of the Company Group, or with any person whose actions result in a Change in Control or an affiliate of such person whose actions result in a Change in Control (collectively, the “Payments”) that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and it is determined that, but for this Section 4.1, any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision or any comparable state or local law provision (the “Excise Tax”), the Company shall pay to the Eligible Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G of the Code) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Eligible Employee, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the Eligible Employee would receive a greater after-tax benefit from receipt of the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 4.3 (if applicable), the Eligible Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

4.2 Calculation of Payments.  All computations and determinations called for by Section 4.1 shall be made and reported in writing to the Company and the Eligible Employee by a third-party service provider selected by the Plan Administrator (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Eligible Employee. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999 of the Code. The Plan Administrator and the Eligible Employee shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

4.3 Order of Reduction of Payments. In the event that Section 4.1 applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in the following order: (a) payments and benefits due under Article III (if necessary, to zero) in such order with amounts that are payable last reduced first; provided, however, that, in all events such payments which are not subject to Section 409A shall be reduced first; (b) payments and benefits due in respect of any options to purchase shares of common stock of the Company shall be reduced second; (c) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock, performance share units, or restricted stock units of the Company) for which an election under Section 83(b) of the Code has not been made shall be reduced third, and (d) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock or restricted stock units of the Company) for which an election under Section 83(b) of the Code has been made shall be reduced fourth. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

ARTICLE V

GENERAL PROVISIONS

5.1 Funding and Cost of Plan.  The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets.

5.2 Named Fiduciary.  The Plan Administrator shall be the named fiduciary for purposes of ERISA.

5.3 Administration.  The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of Plan benefits, granting or denial of benefit claims, and review of claims denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities; provided, however, that following a Change in Control, the Plan Administrator shall be required to exercise its powers and responsibilities in good faith and in a reasonable manner, and shall be subject to a de novo standard of review in any litigation proceeding with respect to the exercise of its powers or in the execution of its duties and responsibilities. The Plan Administrator may delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both. To the extent the Compensation Committee delegates its responsibilities and powers as Plan Administrator, the Company shall, without limiting any rights that the delegate may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such delegate (and any other individual acting on such delegate’s behalf) against any and all expenses and liabilities arising out of such Person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the Person’s own gross negligence or willful misconduct; expenses against which such Person shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

5.4 Plan Year.  The plan shall be administered on a fiscal year basis. Accordingly, the plan year shall be the twelve-consecutive-month period commencing March 1 of each year.

5.5 Amendment and Termination; Successors.

(a)Amendment; Termination.  The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Company; provided, however, that for a period of two (2) years following a Change in Control (the “Change in Control Amendment Protection Period”), the Plan may not be amended, terminated or discontinued in a manner adverse to any Eligible Employee who is receiving Severance Benefits on the date of such amendment, termination or discontinuation (any such amendment, termination or discontinuation, an “Adverse Plan Change”), except with the written consent of such Eligible Employee. Notwithstanding the foregoing, the Plan (i) may be amended with respect to its administrative provisions if such amendment is considered by counsel to be required pursuant to applicable law and (ii) shall expire and terminate on the second (2nd) anniversary of a Change in Control.

(b)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other Person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan. As used in the Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform the Plan by operation of law, written agreement or otherwise. It is a condition of the Plan, and all rights of each Person eligible to receive benefits under the Plan shall be subject hereto, that no right or interest of any such Person in the Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

5.6Claims Procedure and Review.  In the event that any Eligible Employee or other individual believes he or she is entitled to a benefit under the Plan which has not been paid, the Eligible Employee or other individual must bring a claim for benefits under this Section 5.6.  Claims for benefits under the Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than ninety days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), (vi) explain the Plan’s claim review procedure including steps to be taken if the claimant wishes to appeal the denial of the claim, and (vii) include a statement of the claimant’s right to bring a civil action under ERISA upon completion of the Plan’s claim review procedure. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review plan documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty days after the receipt of the claimant’s appeal (or one hundred twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, (iii) refer specifically to the Plan provisions upon which the decision is based, (iv) include a statement of the claimant’s right to bring a civil action under ERISA upon completion of the Plan’s claim review procedure, and (v) include a statement of the claimant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits. If a claimants claim is denied, in whole or in part, the claimant (or any individual authorized by such claimant) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503l(m)(8)) to his or her claim. Likewise, a claimant (or any individual authorized by such claimant) who submits a written request to appeal a denied claim shall have the right to submit any comments, documents, records or other information relating to the claim that he or she wished to provide. If special circumstances require an extension for the Plan Administrator to reach a decision, up to one hundred eighty (180) or one hundred twenty (120) days, whichever applies, the Plan Administrator shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

5.7Notice. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s General Counsel at the Company’s corporate headquarters address, and to the Eligible Employee (at the last address of the Eligible Employee on the Company’s books and records).

5.8Payment of Legal Fees. To the extent permitted by law, the Company shall reimburse all reasonable legal fees, costs of litigation or arbitration, prejudgment or pre-award interest, and other expenses incurred in good faith by an Employee as a result of seeking benefits under the Plan with respect to any termination of employment with the Company during the Change in Control Period, but only if such Employee prevails on at least one substantive claim for benefits made in such litigation or arbitration. For the avoidance of doubt, to the extent that any reimbursements for fees, costs, interest and other expenses described in the immediately preceding sentence (or any other provision of the Plan) are subject to Section 409A, then (i) any reimbursements shall be payable by the Company on or before the last day of the Employee’s taxable year following the taxable year in which the fees, costs, interest and other expenses were incurred; (ii) the fees, costs, interest and other expenses paid by the Company during any taxable year of the Employee will not affect the fees, costs, interest and other expenses paid by the Company in another taxable year; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

5.9Not Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any Person, to be consideration for the employment of any Person, or to have any effect whatsoever on the at-will employment relationship. Nothing in the Plan shall be deemed to give any Person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any Person at any time. Nothing in the Plan shall be deemed to give the Company the right to require any Person to remain in the employ of such Company or to restrict any Person’s right to terminate employment at any time.

5.10Governing Law.  This Plan shall be interpreted under the laws of the State of Texas, except to the extent preempted by federal law.

5.11Gender; Number.  Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

5.12Independent Contractors. Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified as an independent contractor shall be eligible for benefits under the Plan.

5.13Section 409A.

(a)It is intended that the Plan and its applicable provisions be in compliance with or exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and that the Plan shall be administered and interpreted to maintain such compliance or exemption. Notwithstanding anything in the Plan to the contrary, if any Plan provision or benefits under the Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or benefit will be reformed (without the consent of any Eligible Employee) to avoid imposition of the applicable tax and no action to comply with Section 409A shall be deemed to adversely affect the Eligible Employee’s right to benefits; provided, that, such reformation of the Plan shall to the extent practicable endeavor to maintain the original intent and economics of the Plan.

(b)Each of the payments of severance, continued medical and welfare benefits and outplacement benefits stated above are designated as separate payments for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2)(iii) and for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-l(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1 409A-1 (b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A- l(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-l(b)(9)(v)(C). As a result, (i) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of the Termination Date, and (ii) any additional payments that are made on or before the last day of the second calendar year following the year of the Termination Date and do not exceed the lesser of two times the Eligible Employee’s base salary in the year prior to his or her termination or two times the limit under Section 401(a)(17) then in effect, are exempt from the requirements of Section 409A.

(c)Notwithstanding any provision in the Plan to the contrary, severance benefits, in excess of those described in the preceding paragraph or that are otherwise subject to the six (6)-month payment delay requirements of Section 409A, to an Eligible Employee who is a specified employee within the meaning of Treasury Regulation Section 1.409A-l(i) (a “Specified Employee”), shall not commence until at least six (6) months after the Termination Date. To the extent the payments to be made during the first six (6)-month period following a Specified Employee’s Termination Date exceed such exempt amounts described in Section 5.13(b) or are otherwise subject to the six (6)-month payment delay requirements of Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, on the first business day following the expiration of such 6-month period (or within 30 days following the death of the Eligible Employee, if earlier).

5.14Overpayment. If, due to mistake or any other reason, a Person receives benefits under this Plan in excess of what the Plan provides, that Person shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If that Person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other benefits which become payable to that Person under the Plan.

5.15Headings. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.

5.16Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

5.17Mitigation. An Eligible Employee will not be required to mitigate the amount of any payment required hereunder, and no reduction of payment shall occur as a result of any future employment or as a result of any claims made by the Company for amounts owed to the Company by an Eligible Employee except as set forth in this Plan.

5.18Withholding. The Company may withhold from any amounts payable under the Plan any federal, state or local taxes that Company is required to withhold pursuant to any law or government regulation or ruling.

[Signature Page Follows]

IN WITNESS WHEREOF, E2Open Parent Holdings Inc. has approved this E2open

Parent Holdings, Inc. Executive Severance Plan effective as of the Effective Date.

E2open Parent Holdings, Inc.

By:
Name:
Title:

A-1

Annex A

Release and Non-Competition Agreement

This Release and Non-Competition Agreement (“Agreement”), is entered into by and between E2open Parent Holdings, Inc. and its Affiliates and their subsidiaries (collectively, the “Company”) and (“Executive”).  The Company and Executive will be jointly referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the E2open Parent Holdings, Inc. Executive Severance Plan (the “Plan”).

WHEREAS, the Plan Administrator of the Plan has determined that Executive is an Eligible Employee under the terms of the Plan;

WHEREAS, the Plan requires Executive to sign and not revoke this Agreement in order to be eligible for the benefits under the Plan; and

WHEREAS, Executive has carefully read and fully understands all of the provisions and effects of this Agreement, which includes a general release and post-employment restrictions on Executive.

NOW, THEREFORE, Executive and the Company, for the good and sufficient consideration set forth below and intending to be legally bound, agree as follows:

1.Separation from Employment. Executive agrees that Executive’s employment with the Company terminates or has been terminated effective _______________, 20__ (the “Separation Date”).  Regardless of whether Executive signs this Agreement, Executive will be paid for all of Executive’s accrued but unused paid time off through the Separation Date.  The Company will also pay Executive for all properly reported and reimbursable expenses incurred prior to the Separation Date. Following the Separation Date, Executive shall not be, or represent that Executive is, an employee, agent, or representative of the Company, any of the other Releasees (as defined below), or any of their respective funds or portfolio companies and Executive shall take any actions required by the Company to effectuate the foregoing.  Further, Executive will immediately and without the need for any additional action be deemed to have resigned from all directorships, committee memberships, officer positions and any other positions that Executive holds with the Company Group (as defined below), and agrees to take any actions as may be reasonably required to effectuate the foregoing.  Executive’s execution of this Agreement will be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

2.Severance Benefits.  As of the Effective Date of this Agreement set forth below, and subject to Executive’s continued compliance with the provisions of this Agreement, Executive will receive the benefits set forth in Article III of the Plan, as applicable, in accordance with the terms of the Plan including but not limited to the Limitation on Payments in Article IV and the Section 409A provisions in Section 5.13 thereof.

3.No Consideration Absent Execution of this Agreement.  Executive understands and agrees that Executive would not receive the consideration specified in Section 2, except for

Executive’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

4.General Release of Claims.

(a) In exchange for the consideration provided to Executive pursuant to this Agreement, Executive, on behalf of Executive and all of Executive’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby knowingly and voluntarily releases and forever waives and discharges the Company and/or its current and former parents, affiliates, subsidiaries, divisions, predecessor companies, related companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, representatives, insurers, equityholders, owners, members, officers, general partners, limited partners, directors and agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to Executive or any other current or former executives of the Company, and investment funds or other investment vehicles managed by any of the foregoing and/or for which they perform services (collectively, with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current and former directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively with the Company Group, referred to throughout the remainder of this Agreement as  “Releasees,” and each a “Releasee”), of and from any and all claims, including statutory claims, regulatory claims and claims under this Agreement, demands, debts, obligations, promises, controversies, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, rights, actions and causes of action, losses or liabilities of any nature whatsoever in law and in equity and any other claims, liabilities or matters, known or unknown, suspected or unsuspected, foreseen or unforeseen, whether accrued or contingent, which Executive or any of the other Releasors had, has or may have against the Releasees, or any of them, from the beginning of time through the date of execution of this Agreement, including, but not limited to, by reason of, arising out of, connected with, or concerning Executive’s employment or service with the Company and/or separation from the Company, except claims that the law does not permit Executive or any of the Releasors to waive (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, whistleblowing laws, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation / PTO pay, expenses, severance pay, pay in lieu of notice, attorneys’ fees, or other compensation of any sort; claims related to equity or equity-based awards or costs, or other grants, awards, or warrants; claims related to any tangible or intangible property of Employee that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Age Discrimination in Employment Act (“ADEA”),

29 U.S.C. §§ 621 et seq., the Older Workers Benefit Protection Act, the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a), the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974, as amended  (“ERISA”), 29 U.S.C. §§ 301, et seq., the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101 et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”) 42 U.S.C. §§ 2000ff, et seq., the Patient Protection and Affordable Care Act (“ACA”) 42 U.S.C. §§ 18001, et seq., all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C.§§ 1513(e) and 1514A, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and any other applicable law, as such laws are amended from time to time.

(b) This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing, including (i) claims for workers’ compensation or unemployment benefits and vested retirement or welfare benefits, if any, under any Company sponsored plans; (ii) any right to enforce any term of this Agreement; (iii) any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive’s employment or separation of employment with Company, which are being released by this Agreement; (iv) the right to file a charge or complaint with, or provide testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the EEOC; or (v) the right to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or make other disclosures protected under the whistleblower provisions of state or federal law.  Notwithstanding the foregoing, if an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a), Executive hereby agrees not to accept, recover, or receive any resulting money damages or other relief that otherwise would be due; provided that Executive may receive financial awards from OSHA, SEC, or any other federal agency for reporting possible violations of federal law or regulation in cases where the law prohibits Executives from waiving their rights to receive such payments.

5.Consult With an Attorney.  The Company hereby advises Executive to consult with an attorney of Executive’s choice (and at Executive’s expense) before Executive signs this Agreement.

6.Affirmations.  Executive represents and agrees by signing below that, other than the Severance Benefits set forth in Section 2 above, Executive (a) has not been denied any leave or benefit requested, and has received all compensation for all hours worked for the Company; (b) is not entitled to any compensation or benefits under any other severance policy or plan maintained or followed by the Company; (c) has no known workplace injuries or occupational diseases; (d) is not aware of any alleged violations of the law or the Company’s agreements or policies by

Executive or any other employee or other party that have not been reported in writing to the Company’s Chief Executive Officer or Chairperson of the Board of Directors; and (e) is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud that should be reported to authorities.

7.Confidentiality.  The parties hereto agree that this Agreement and all matters relating to the terms and negotiation of this Agreement are Confidential Information and shall not be disclosed to any other person except as may be mutually agreed to in writing by the parties, as may be compelled by a valid order of a court of competent jurisdiction, or as may be reasonably necessary to comply with the requirements of federal, state, or local authorities or codes, or as related and strictly limited to statements made as part of Executive’s testimony, assistance or participation in an administrative investigation described in Section 4(b) above.  The Parties hereto agree that the terms of this Agreement may be disclosed to Executive’s immediate family and each of the Parties’ accounting, payroll, legal, financial, and tax professionals and the appropriate members of the Company’s management or ownership.

8.Return of Company Property and Company Information.  Executive agrees to return, on or before the Separation Date, or earlier if directed by the Company, any and all of Company’s property in Executive’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to the Company’s operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in his possession (including on any personal computer).

9.Non-Disclosure of Confidential Information.

(a) The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with the Company and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by Executive from third parties in connection with Executive’s employment by the Company subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (i) becomes generally known to and available for use by the public other than as a result of Executive’s violation of this Agreement; (ii) is or becomes generally available within the relevant business or industry other than as a result of Executive’s violation of this Agreement; or (iii) is or becomes available to Executive on a nonconfidential basis from a source other than the Company, which source is not known by Executive, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Company.

(b) Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the Separation Date and regardless of whether Executive participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform Executive’s services while an employee of the Company, Executive agrees that Executive will not, at any time, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person Confidential Information, unless such information is required to be produced by Executive under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, Executive shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

10.Whistleblower Protection.  Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Executive from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that Executive uses Executive’s reasonable efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. Executive does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, Executive has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

11.Restrictive Covenants.  Executive agrees that during Executive’s employment, Executive has had access to the Company’s Confidential Information.  Such access and knowledge would put the Company at an unfair competitive disadvantage were Executive to use it on behalf of another person or entity.  Therefore, during the twelve (12) month period following the Termination Date (the “Restriction Period”), Executive agrees that Executive shall not, directly or indirectly, for Executive’s own account, or on behalf of, or together with, any other Person (other than on behalf of the Company):

(a)own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit Executive’s name to be used in connection with, or develop products or services for, any Competing Business anywhere in any state of the United States or any other jurisdiction in which the Company conducts business. “Competing Business” means any business and operations that are the same or similar to those performed by the Company Group for which Executive provides services or about which Executive obtains confidential information during Executive’s employment or service with the Company Group~~;~~ notwithstanding the foregoing, it shall not be a breach of this Section 11(a) for Executive to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

(b)contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, a customer, supplier or agent of the Company or with which the Company or Executive had contact during Executive’s employment with the Company, to terminate their relationship with the Company, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between the Company and such customers, suppliers or agents; or

(c)hire any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, an employee of the Company; or contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, an employee of the Company for the purpose of seeking to have such employee terminate his or her employment with the Company.

(d)Subject to Section 10, Executive will not, at any time during Executive’s employment with the Company or at any time thereafter, make any statement that is intended to disparage the Company Group or any of its businesses, products, services, directors or officers.  The Board shall direct the Company’s senior officers and directors, at all times during Executive’s employment with the Company and again in connection with their termination of employment with the Company, not to make any statement that is intended to disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on Executive and the Board shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Board or the Company.

(e)In the event of a breach or threatened breach of this Section 11, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or temporary or permanent injunctive or other equitable relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without the necessity of showing any actual damages or that money damages would not afford an adequate remedy.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.  In addition to any other relief, the prevailing party in any such action shall be entitled to recover its costs and attorneys’ fees.  If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, the parties agree that the court shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.

12.Acknowledgments.  Executive acknowledges and agrees that: (a) Executive has occupied a position of trust and confidence with the Company and has become familiar with Confidential Information; (b) the Confidential Information is of unique, very substantial and immeasurable value to the Company; (c) the Company has required that Executive make the covenants set forth in Sections 7 through 11 herein as a condition to the execution by the Company of this Agreement; (d) the provisions of Sections 7 through 11 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Company, and will not, individually or in the aggregate, prevent Executive from obtaining other suitable employment during the period in which Executive is bound by such provisions; (e) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in  Sections 7 through 11 to a specified county, city or part thereof); (f) the Company would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 through 11; and (g) the potential benefits to Executive available under this Agreement are sufficient to compensate Executive fully and adequately for agreeing to the terms and restrictions of this Agreement.

13.Termination of Benefits for Violating this Agreement.  In the event Executive breaches or fails to abide by the terms of this Agreement, then in addition to any other remedies which the Company may have pursuant to this Agreement or in equity or at law, the Company has the right to permanently discontinue the Severance Benefits described in Section 2 above and obtain restitution of any benefits provided to, or on behalf of, Executive pursuant to this Agreement.

14.Governing Law, Jurisdiction and Costs.  The law of the State of Texas shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Texas. Executive hereby agrees to submit to personal jurisdiction of said courts, and waives any right to challenge venue or claim that it is an inconvenient forum.  Executive will reimburse the Company for all court costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by Executive of any covenants contained in this Agreement if (i) Executive challenges the reasonableness or enforceability of such covenants or (ii) the Company is the prevailing party in such action.

15.Severability.  If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

16.No Admission of Wrongdoing.  Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either of the parties or any of the Releasees of any liability, or evidence of any liability, wrongful acts or unlawful conduct of any kind against Executive or any other person.

17.Cooperation.  During Executive’s employment with the Company, Executive acknowledges that Executive has been involved in business matters on behalf of the Company.  As a further material inducement to the Company to make the payments described herein, after the Separation Date, Executive hereby agrees to (a) provide Executive’s full and timely cooperation to the Company regarding its business matters, specifically including but not limited to matters over which Executive had responsibility or in which Executive was involved, as well as any legal, equitable, or business matters or proceedings which involve the Company or any of its Executives, officers, or directors; (b) be reasonably available for questions or inquiries by phone, text, or email, and at the Company’s reasonable request for any meetings or conferences deemed necessary to assist the Company; (c) cooperate in the defense of any actual and potential claims, litigation, inquiry, investigation, or other matter, action, or proceeding filed against the Company or its officers, directors, employees or agents, including but not limited to, any actual or potential claims which may require Executive’s involvement post-employment; and (d) help transition Executive’s role and responsibilities to other Company personnel, and provide information in response to the Company’s requests and inquiries, in connection with Executive’s separation.  The Company will pay reasonable travel and other expenses related to Executive’s cooperation in this regard.  The Company agrees to provide reasonable advance notice of the need for Executive’s cooperation.

18.Entire Agreement, Amendment and Construction.  No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement and understanding of the parties with respect to the subject matter hereof.  This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.  The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Sections.  This Agreement shall be construed without regard to the party that drafted it.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any ambiguity shall not be interpreted against either party but shall, instead, be resolved in accordance with other applicable rules concerning the interpretation of contracts. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

19.Counterparts; Electronic Delivery.  This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which to be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.

20.Assignment.  Company and Releasees have the right to assign this Agreement, but Executive does not.  This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third-party beneficiaries of this Agreement.

21.Time to Consider and Revoke.  Executive understands that Executive has up to twenty-one (21) days to consider the terms of this Agreement before signing it.  Any modifications made to this Agreement, material or not, will not extend the twenty-one (21) days period.  Executive must execute this Agreement no sooner than the Separation Date and no later than twenty-one (21) days immediately following the Separation Date. In addition, after Executive signs the Agreement, Executive has the right to revoke and cancel this Agreement for seven (7) days after Executive signs it.  Any such revocation must be in writing and postmarked or delivered to the Company’s General Counsel, within seven (7) days of Executive’s signing this Agreement to be effective.  This Agreement will be effective, fully binding, enforceable, and irrevocable upon the expiration of the seven day period if Executive does not revoke it (the “Effective Date”).  If Executive does not sign this Agreement, or signs it and then revokes Executive’s signature, this Agreement shall be null and void, and the Company shall have no obligation to provide or pay any of the consideration described in Section 2 above.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

E2OPEN PARENT HOLDINGS, INC.	EXECUTIVE

Date	Date

A-10